Exhibit 99.1

SGI CLOSES $70 MILLION TERM LOAN FINANCING TO FUND LARGE CUSTOMER CONTRACT AWARDS

MILPITAS, Calif., January 28, 2015 – SGI (NASDAQ:SGI), a global leader in high performance solutions for compute, data analytics, and data management, today announced that it has completed a $70 million three and a half year term loan financing. The proceeds will be used to fund working capital for large, recently-awarded customer contracts, to retire the Company’s existing revolver, and for general corporate purposes.

“We are very pleased to secure this $70 million of financing from a lender group led by Tennenbaum Capital Partners,” said Robert Nikl, SGI’s EVP and Chief Financial Officer. “This financing will provide SGI additional flexibility to fund working capital for recently awarded large contracts as well as future customer opportunities.”

The Term Loan will bear interest at LIBOR plus 9.00% with a LIBOR floor of 1.00%.

Morgan Stanley Senior Funding, Inc. acted as sole lead arranger and bookrunner.

About SGI

SGI is a global leader in high performance solutions for compute, data analytics and data management that enable customers to accelerate time to discovery, innovation and profitability. Visit sgi.com for more information.

Connect with SGI on Twitter (@sgi_corp), YouTube (youtube.com/sgicorp), Facebook (facebook.com/sgiglobal) and LinkedIn (linkedin.com/company/sgi).

Forward Looking Statements

The statements made in this press release regarding projected financial results, including SGI’s anticipated growth and profitability and certain statements are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Actual results could differ materially from those described by these statements due to a number of factors, including, but not limited to: substantial sales to U.S. government entities, which are subject to the government’s budgetary constraints; customer concentration risks; fluctuations in the buying patterns and sizes of customer orders from one quarter to the next; increased competition causing SGI to sell products or services at lower margins than expected; lengthy acceptance cycles of SGI’s products by certain customers, development or product delivery delays, and delays in obtaining necessary components from suppliers; the addition of new customers or loss of existing customers; unexpected changes in the price for, and the availability of, components from SGI’s suppliers; SGI’s ability to enhance its products with new and better designs and functionality; actions taken by competitors, such as new product announcements or introductions or changes in pricing; market acceptance of newer products; new accounting, regulations, interpretations or guidance and other risks as detailed in SGI’s 10-Q, 10-K and other filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site at http://www.sec.gov. Forward-looking statements are made based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

Contact Information:

SGI Investor Relations

Ben Liao | (669) 900-8090 | bliao@sgi.com

Annie Leschin | (415) 775-1788 | annie@streetsmartir.com

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